UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 1, 2007

RENOVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50564	94-3353740
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive

San Francisco, California 94080

(Address of Principal Executive Offices)

(650) 266-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure and Appointment of Certain Officers. On October 1, 2007, Renovis, Inc. (the “Company”) announced the resignation of its President and Chief Executive Officer, Corey S. Goodman, Ph.D., effective October 1, 2007. Dr. Goodman is leaving his position as an officer of the Company to pursue another opportunity but will continue to serve as a member of the Board of Directors.

In connection with Dr. Goodman’s departure as President and Chief Executive Officer, on October 1, 2007, the Company appointed John P. Walker, current Chairman of the Board of Directors, as Executive Chairman and Principal Executive Officer of the Company, effective October 2, 2007. Subject to his earlier resignation or termination, Mr. Walker will serve as Executive Chairman and Principal Executive Officer of the Company until the consummation of the merger of the Company with Evotec AG. In addition, Mr. Walker will continue to serve as Chairman of the Board of Directors.

Mr. Walker, age 59, has been a member of the Company’s Board of Directors since December 2002, served as Vice Chairman of the Board of Directors from July 2004 to November 2005 and was appointed Chairman of the Board of Directors in November 2005. In September 2007, Mr. Walker was appointed Chief Executive Officer of Novacea, Inc., a biotechnology company, where he has served as Interim Chief Executive Officer since December 2006 and Chairman of the Board since August 2006. Since 2001, Mr. Walker, acting as a consultant and investor, has served as an Investment Advisor to MDS Capital Corp., Interim Chief Executive Officer of KAI Pharmaceuticals, Chairman and Interim Executive Officer at Guava Technologies, Chairman and Chief Executive Officer of Bayhill Therapeutics and Chairman and Interim Chief Executive Officer of Centaur Pharmaceuticals, Inc. From 1993 to 2001, he was Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals Inc. and its predecessor company, Arris Pharmaceutical Corporation. Prior to his association with Arris, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company which was sold to Union Carbide Chemical and Plastics Company Inc. in 1990. From 1971 to 1985, Mr. Walker was employed by American Hospital Supply Corporation in a variety of general management, sales and marketing positions, most recently serving as President of the American Hospital Company. He holds a B.A. in History from the State University of New York at Buffalo and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University. In addition to Renovis, Mr. Walker is a member of the board of directors of Geron Corporation, Affymax, Inc. and Novacea, Inc., each a biopharmaceutical company, as well as several privately held biotechnology companies.

In connection with his appointment as Executive Chairman and pursuant to the terms of the Executive Chairman Agreement entered into with Mr. Walker (the “Executive Chairman Agreement”), which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference, Mr. Walker has been granted deferred stock units with respect to 100,000 shares of Company common stock. The deferred stock unit award is subject to the terms and conditions of the Amended and Restated Renovis, Inc. 2003 Stock Plan (the “Plan”), as filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 22, 2007. 1/36th of the shares subject to the deferred stock units will vest each month following the effective date of the Executive Chairman Agreement, subject to Mr. Walker’s continued service with the Company through such date, including his service as a member of the Board of Directors. Immediately prior to the consummation of a Change in Control (as defined in the Plan), including the merger of the Company with Evotec AG, 25% of the shares subject to the deferred stock unit award will vest.

In addition, Mr. Walker will continue to receive the compensation to which he is entitled to as Chairman of the Board (currently consisting of quarterly cash retainers of $12,500 and an annual stock option grant to purchase 22,000 shares of Company common stock).

The preceding descriptions of the deferred stock unit award and the Executive Chairman Agreement are qualified in their entirety by reference to the terms of the form of deferred stock unit award grant notice and agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference, and the Executive Chairman Agreement.

The full text of the press release issued in connection with the departure of Dr. Goodman and the appointment of Mr. Walker is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On October 1, 2007, the Company announced the resignation of its President and Chief Executive Officer, Corey S. Goodman, Ph.D., effective October 1, 2007, and the appointment of John P. Walker as Executive Chairman and Principal Executive Officer of the Company, effective October 2, 2007. The full text of the press release issued in connection with the departure of Dr. Goodman and the appointment of Mr. Walker is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Executive Chairman Agreement, by and between the Company and John P. Walker, dated October 2, 2007.
10.2	Form of Deferred Stock Unit Award Grant Notice and Agreement by and between the Company and John P. Walker.
99.1	Press Release, dated October 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENOVIS, INC.

Date: October 1, 2007	By	/s/ Jeffrey S. Farrow
	Name:	Jeffrey S. Farrow
	Title:	Vice President of Finance and Chief Accounting Officer